Exhibit 10.4

January 26, 2011

JACOBS AUSTRALIA PTY LIMITED

c/o Jacobs Engineering Group, Inc.

1111 South Arroyo Parkway

Pasadena, CA 91105

Re:	Senior Term Loan Facility

Ladies and Gentlemen:

BANK OF AMERICA, N.A., Australian Branch (the “Lender”), is pleased to make available to JACOBS AUSTRALIA PTY LIMITED (ACN 079 749 287; the “Company”), a senior term loan facility on the terms and subject to the conditions set forth below. Terms not defined herein have the meanings assigned to them in Exhibit A hereto or in the Incorporated Agreement.

1.	The Term Loan.

(a)	The Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make available to the Company in one drawdown on January 31, 2011 a term loan denominated in Australian Dollars (the “Loan”) in a principal amount not exceeding A$121,500,000 (the “Commitment”). Once repaid or prepaid, the Loan may not be reborrowed.

(b)	Borrowings and Continuations. The Company may request that the Loan be made or all or a portion thereof continued by irrevocable written notice to be received by the Lender not later than 11:00 a.m. three Business Days prior to the Business Day of the borrowing or such continuation. If the Company fails to give a notice of continuation prior to the end of any Interest Period with respect to any portion of the Loan, the Company shall be deemed to have selected an Interest Period of one month for such period.

Each portion of the Loan comprising one Interest Period shall be in a principal amount of at least A$10,000,000 or a whole multiple of A$1,000,000 in excess thereof. There shall not be more than five different Interest Periods in effect at any time.

(c)	Interest. The Loan shall bear interest at a rate per annum equal to BBR plus 0.75%. Interest shall be calculated on the basis of a year of 365 days and actual days elapsed.

The Company promises to pay interest on the Loan on the last day of each applicable Interest Period, and, if any Interest Period is longer than three months, on the respective dates that fall every three months after the beginning of the Interest Period. If the time for any payment is extended by operation of law or otherwise, interest shall continue to accrue for such extended period.

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Notwithstanding the foregoing, if the Company fails to pay any amount payable by it under the Loan Documents, it shall forthwith on demand by the Lender, pay interest on the overdue amount from the due date up to the date of actual payment, both before and after judgment, at a rate (the “default rate”) determined by the Lender to be two per cent. per annum above the higher of:

(i)	the interest rate set forth above as applicable immediately before the due date; and

(ii)	the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for such successive Interest Periods of such duration as the Lender may determine (each a “Designated Term”).

The default rate will be determined on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Term, as appropriate. In no case shall interest hereunder exceed the amount that the Lender may charge or collect under applicable law.

(d)	Evidence of Loan. The Loan and all payments thereon shall be evidenced by the Lender’s loan accounts and records; provided, however, that upon the request of the Lender, the Loan may be evidenced by a promissory note. Such loan accounts, records and promissory note shall be conclusive absent manifest error of the amount of the Loan and payments thereon. Any failure to record the Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Company to pay any amount owing with respect to the Loan.

(e)	Repayment. The Company promises to pay the Loan on the Maturity Date.

The Company shall make all payments required hereunder not later than 11:00 a.m. on the date of payment in same day funds in Australian Dollars at the office and into such bank account of the Lender, in each case from time to time designated in writing.

All payments by the Company to the Lender hereunder shall be made to the Lender in full without set-off or counterclaim and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof. The Company shall reimburse the Lender for any taxes imposed on or withheld from such payments (other than taxes imposed on the Lender’s income, and franchise taxes imposed on the Lender, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof) or by the jurisdiction in which the Lender maintains the Loan.

(g)	Prepayments. The Company may, upon three Business Days’ notice prepay the Loan or any portion thereof on any Business Day; provided that the Company pays all Breakage Costs (if any) associated with such prepayment on the date of such prepayment.

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Prepayments must be accompanied by a payment of interest on the amount so prepaid. Prepayments must be in a principal amount of A$5,000,000 or a whole multiple of A$1,000,000 in excess thereof. Once prepaid, no portion of the Loan may be reborrowed.

2.	Guaranty Matters. As soon as reasonably possible, but in any event no later than 30 days after (a) any Subsidiary becoming a Subsidiary Guarantor under and as defined in the Incorporated Agreement, or (b) any Foreign Subsidiary (except Jacobs France S.A.S. and Jacobs Canada Inc. and, with respect to Jacobs Nederland B.V., subject to the consent of the applicable Works Council) executing and delivering an accession agreement to the Foreign Designated Borrower Guaranty under and as defined in the Incorporated Agreement, the Company shall cause such Subsidiary to execute and deliver to the Lender an accession agreement in the form of Annex 1 to the Guaranty, appropriately completed, and deliver to the Lender documents of the type delivered under the Incorporated Agreement, all in form, content and scope reasonably satisfactory to the Lender; provided, however, that no Foreign Subsidiary will be required to execute and deliver the Guaranty unless the Lender determines in its reasonable discretion and after consultation with the Company that there are (a) no legal restrictions that would make such execution and delivery not commercially feasible or (b) no “deemed dividend” or other tax issues that would result in income being attributable to Jacobs or any of its Subsidiaries as a result thereof.

3.	Conditions Precedent to Loan. As a condition precedent to the Loan hereunder, the Lender must receive the following from the Company in form satisfactory to the Lender:

(a)	Executed counterparts of this Agreement;

(b)	Executed counterparts of the Guaranty;

(c)	Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Loan Parties as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Loan Parties are a party;

(d)	Such documents and certifications as the Lender may reasonably require to evidence that the Loan Parties are duly organized or formed, and that it is validly existing, in good standing (where applicable) and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(e)	Opinions of counsel to the Loan Parties, addressed to the Lender, as to the matters set forth in Exhibit J to the Incorporated Agreement mutatis mutandis (which opinions may be rendered by internal counsel to the Loan Parties) (the “Opinions”);

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(f)	An upfront fee equal to 7.5 basis points of the Commitment payable in Australian Dollars;

(g)	A Notice of Borrowing in the form of Exhibit 2 hereto; and

(h)	Such other documents and certificates as the Lender may reasonably request.

4.	Representations and Warranties. The Company represents and warrants that:

(a)	Existence and Qualification; Power; Compliance with Laws. It (i) is a corporation duly organized or formed, validly existing and in good standing under the laws of Australia (or a political subdivision thereof), and (ii) is in compliance with all laws, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)	Power; Authorization; Enforceable Obligations. The execution, delivery and performance of this Agreement and the other Loan Documents by the Company are within its powers and have been duly authorized by all necessary action, and this Agreement is and the other Loan Documents, when executed, will, subject to any reservations and qualifications set out in the Opinions, be legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and the other Loan Documents are not in contravention of law or of the terms of the Company’s organizational documents and will not result in the breach of or constitute a default under, or result in the creation of a lien under any indenture, agreement or undertaking to which the Company is a party or by which it or its property may be bound or affected in circumstances where, except for the Company’s agreement to acquire certain assets and operations of Aker Solutions ASA’s process and construction segment, such contravention could reasonably be expected to have a Material Adverse Effect.

(c)	No Material Litigation. No litigation or governmental proceeding is pending or, to the best knowledge of the Company, threatened in writing or against the Company which, could reasonably be expected to have a Material Adverse Effect.

(d)	No Default. No Default or Event of Default has occurred and is continuing.

(e)	Environmental Matters. All facilities owned or leased by the Company or its Subsidiaries have been and continue to be in material compliance with all material and applicable environmental laws and regulations.

(f)	Use of Proceeds. The proceeds of the Loan will be used solely to acquire certain assets and operations of Aker Solutions ASA’s process and construction segment, so long as such use is not in contravention of any requirement of law or of any Loan Document.

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(g)	Full Disclosure. No written statement made by the Company to the Lender in connection with this Agreement, or in connection with the Loan, contains any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading in light of the circumstances.

5.	Covenants. So long as principal of and interest on the Loan or any other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied and the Commitment has not been terminated:

(a)	Information. The Company shall deliver, or cause to be delivered, to the Lender:

(i)	The financial statements, reports, notices and certifications required under Sections 6.01, 6.02 and 6.03 of the Incorporated Agreement; provided, however, that such items received by the Lender under the Incorporated Agreement shall be deemed to have been delivered hereunder.

(ii)	promptly upon the Company’s obtaining knowledge of any Default, a certificate of the chief financial officer of the Company setting forth the details thereof and any action that the Company is taking or proposes to take with respect thereto; and

(iii)	from time to time such additional information regarding the financial condition or business of the Company as the Lender may reasonably request.

(b)	Other Affirmative Covenants. The Company shall:

(i)	preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(ii)	comply with the requirements of all applicable laws, rules, regulations, and orders of governmental authorities, except to the extent the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect;

(iii)	pay and discharge when due all taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(iv)	maintain all of its properties owned or used in its business in good working order and condition ordinary wear and tear excepted;

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(v)	upon reasonable prior written notice, permit representatives of the Lender, during normal business hours, to examine, copy, and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, directors, and accountants; and

(vi)	maintain insurance in such amounts, with such deductibles, and against such risks as is customary for similarly situated businesses.

(c)	Negative Covenant. The Company shall not merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution, or sell all or substantially all of its assets.

6.	Events of Default. The following are “Events of Default:”

(a)	The Company fails to pay any principal of the Loan as and on the date when due; or

(b)	The Company fails to pay any interest on the Loan within three days after the date when due; or the Company fails to pay any other fee or amount payable to the Lender under any Loan Document, or any portion thereof, within five days after the date due; or

(c)	The Company fails to perform or observe any term, covenant or agreement contained in Paragraph 5 hereof, and in the case of Paragraph 5(b)(i), (ii), (iii), (iv) or (vi), such failure, if capable of remedy, is not remedied within 30 days of the Company becoming aware of the same; or

(d)	The Company fails to perform or observe any other covenant or agreement (not specified above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(e)	Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company herein, or by any Loan Party in any other Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(f)	The occurrence of any Guaranty Event of Default; or

(g)

The Company (i) fails to make any payment in respect of any indebtedness (other than indebtedness hereunder) or guaranty obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of A$15,000,000 or equivalent when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (ii) fails to observe or perform any other agreement or condition relating to any such indebtedness or guaranty obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit

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the holder or holders of such indebtedness or beneficiary or beneficiaries of such guaranty obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such indebtedness to be demanded or become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such indebtedness to be made, prior to its stated maturity, or such guaranty obligation to become payable or cash collateral in respect thereof to be demanded; or

(h)	The occurrence of an “Event of Default” under and as defined in the Incorporated Agreement without giving effect to any waiver or amendment thereof pursuant to the Incorporated Agreement, it being agreed that each such “Event of Default” shall survive any termination, cancellation, discharge or replacement of the Incorporated Agreement; or

(i)	The Company is unable or admits inability to pay its debts as they fall due, suspends, or threatens to suspend, making payments on any of its debts (or any class of them) or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (or any class of them) (other than the Lender) with a view to rescheduling any of its indebtedness.

(j)	The consolidated value of the assets (determined on a going concern basis) of the Company and its Subsidiaries is less than its liabilities (taking into account contingent and prospective liabilities).

(k)	A moratorium is declared in respect of any indebtedness of the Company.

(l)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, bankruptcy, controlled management, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Company;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Company or any of its assets; or

(iv)	the enforcement of any security interest over any assets of the Company,

or any analogous procedure or step is taken in any jurisdiction, provided that this paragraph (l) shall not apply to:

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(i)	any corporate action, legal proceedings or other procedure or step which is part of a solvent reorganization of the Company or any of its Subsidiaries permitted by this Agreement; or

(ii)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 90 days of commencement; or

(m)	There is entered against the Company (i) a final judgment or order for the payment of money in an aggregate amount exceeding A$15,000,000 or equivalent (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) in the case of a money judgment, such judgment remains unpaid and there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(n)	Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the obligations hereunder, ceases to be in full force and effect; or the Loan Party or any other person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(o)	The Company fails to be a wholly-owned direct or indirect subsidiary of Jacobs.

Upon the occurrence and during the continuance of an Event of Default, the Lender may declare the Commitment to be terminated, whereupon the Commitment shall be terminated, and/or declare all sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of Event of Default under Paragraph 6(i) through (l), inclusive, above, the Commitment shall automatically terminate, and all sums outstanding hereunder and under each other Loan Document, including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

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7.	Miscellaneous.

(a)	All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with U.S. generally accepted accounting principles consistently applied.

(b)	All references herein and in the other Loan Documents to any time of day shall mean the local (standard or daylight, as in effect) time of Sydney Australia, and for all other purposes of the Loan Documents, the local (standard or daylight, as in effect) time of Los Angeles, California.

(c)	The Company shall be obligated to pay all Breakage Costs.

(d)	The Company shall reimburse or compensate, without duplication, the Lender, upon demand, for all costs incurred, losses suffered or payments made by the Lender which are applied or reasonably allocated by the Lender to the transactions contemplated herein (all as determined by the Lender in its reasonable discretion) by reason of any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lender; and compliance by the Lender with any directive, or requirements from any regulatory authority, whether or not having the force of law.

(e)	The Company shall pay to Lender, as long as Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), without duplication, additional interest on the unpaid principal amount of the Loan equal to the actual costs of such reserves allocated to the Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on the Loan.

(f)	No amendment or waiver of any provision of this Agreement (including any provision of the Incorporated Agreement incorporated in any Loan Document by reference) or of any other Loan Document and no consent by the Lender to any departure therefrom by the Company shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of the Lender (and, in the case of amendments, signed by both a duly authorized officer of the Lender and duly authorized signatories of the Company), and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(g)	All notices or other communications under or in connection with this Agreement shall be given in writing or by facsimile. Any such notice will be deemed to be given as follows:

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(i)	if in writing, when delivered; and

(ii)	if by facsimile, when received.

However, a notice given in accordance with the above but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place. All notices to the Lender pursuant to Paragraph 1(b) hereof are to be confirmed by the Company by depositing the original thereof in the post on the same day (but may be relied upon by the Lender irrespective of receipt of such confirmation). All notices under shall be addressed to the other party at the address as such person shall have notified to the other in writing.

The Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Company even if (x) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (y) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Lender, its affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Lender and such affiliates from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company.

(h)	This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign its rights and obligations hereunder. The Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person with the consent of the Company, such consent not to be unreasonably withheld, provided that no such consent shall be required if the assignment is to an affiliate of the Lender or if a Default or Event of Default exists and no assignment shall be made to another Person which increases the cost to the Company under the second paragraph under Paragraph 1(e), and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to the Company. Notwithstanding the foregoing, no consent shall be given by the Company for any assignment if that assignment would increase the amounts owed or payable by the Company hereunder. The Company agrees to execute any documents reasonably requested by the Lender in connection with any such assignment. All information provided by or on behalf of the Company to the Lender or its affiliates may be furnished by the Lender to its affiliates and to any actual or proposed assignee or participant.

(i)	The Company shall pay the Lender, on demand, all reasonable out-of-pocket expenses and legal fees (including the allocated costs for in-house legal services) incurred by the Lender in connection with the enforcement of this Agreement or any instruments or agreements executed in connection herewith.

(j)	The Company agrees to indemnify, save and hold harmless the Lender, its affiliates, and their respective directors, officers, agents, attorneys and employees (collectively the

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“Indemnitees”) from and against: (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against the Company or any of its affiliates, officers or directors; (ii) any and all claims, demands, actions or causes of action arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitment, the use or contemplated use of the proceeds of the Loan, or the relationship of the Company and the Lender under this Agreement; (iii) any administrative or investigative proceeding by any governmental authority arising out of or related to a claim, demand, action or cause of action described in clause (i) or (ii) above; and (iv) any and all liabilities, losses, costs or expenses (including legal fees, which shall include the allocated costs for in-house legal services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding, including those liabilities caused by an Indemnitee’s own negligence; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The agreements in this Paragraph 7(i) shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other obligations and liabilities of the Company under the Loan Documents.

(k)	If any provision of this Agreement or any other Loan Document shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof or thereof.

(l)	This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

(m)

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. THE COMPANY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE COMPANY AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST

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EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(n)	THE COMPANY AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(o)	THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(p)	The Lender hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Lender is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Lender to identify the Company in accordance with the Act. The Company shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(q)	Bank of America, N.A., Australian Branch, hereby represents and warrants to the Company that it is a registered branch in Australia with Australian Tax File Number 87152285 and Australian Corporation Number 064 874 531, and with its address at Governor Philip Tower, Level 38, 1 Farrer Place, Sydney NSW 2000, Australia.

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Please indicate your acceptance of the Commitment on the foregoing terms and conditions by returning an executed copy of this Agreement to the undersigned not later than January 28, 2011.

BANK OF AMERICA, N.A., AUSTRALIAN BRANCH

By:	/s/ Wasim Khan
Name:	Wasim Khan
Title:	Vice President

Address for notices to Lender:

Governor Philip Tower Level 38

1 Farrer Place

Sydney NSW 2000, Australia

Att:       Wasim Khan

              Vice President

With a copy to:

Bank of America, CA9-193-24-05

333 South Hope Street, 24th Floor

Los Angeles, CA 90071

Att:       Mathew Griesbach

              Director

Address for borrowing requests:

Phil Katipunan

Bank of America, N.A. Australian Branch

MLC Center Street Level 64

19 Martin Place

Sydney 2000 Australia

Phone: 612 9931 4344

Fax: 612 9221 5781

Email: phil.katipunan@baml.com

Accepted and Agreed to as of the date first written above:

SIGNED for JACOBS AUSTRALIA PTY LIMITED under power of attorney in the presence of:

/s/ John W. Prosser, Jr.
Signature of attorney

/s/ William C. Markley, III	John W. Prosser, Jr.
Signature of witness	Name

William C. Markley, III	January 25, 2011
Name	Date of power of attorney

JACOBS AUSTRALIA PTY LIMITED

January 26, 2011

Address for notices to Company: Peter Hewitson c/o Jacobs Australia Pty Ltd. Jacobs House Level 7 8-10 Hobart Place Canberra City, 2601 Australia.	With a copy to: JACOBS AUSTRALIA PTY LIMITED c/o Jacobs Engineering Group Inc. 1111 South Arroyo Parkway Pasadena, CA 91105 Attention: Michael J. Carlin Assistant Treasurer

EXHIBIT A

DEFINITIONS

Agreement:	This letter agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

BBR:

For any Interest Period in relation to any portion of the Loan in Australian Dollars:

(a)    the applicable Screen Rate on the first day of such Interest Period; or

(b)    if no Screen Rate is available for such Interest Period, the arithmetic mean of the buying rates quoted to the Lender by three Reference Banks at or about 10.30am (Sydney time) on the first day of the period for bills of exchange accepted by a leading Australian bank and which have a term equivalent to such Interest Period;

where:

“Reference Banks” means Westpac Banking Corporation, National Australia Bank Limited, Australia and New Zealand Banking Group Limited and Commonwealth Bank of Australia. Rates will be expressed as a yield per annum to maturity, and if necessary will be rounded up to the nearest fourth decimal place.

“Screen Rate” means the average bid rate displayed at or about 10.30am (Sydney time) on the first day of the relevant Interest Period on the Reuters screen BBSY page for a term equivalent to the relevant Interest Period.

Breakage Costs:	Any loss, cost or expense incurred by the Lender (excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by the Lender to maintain the relevant portion of the Loan or from fees payable to terminate the deposits from which such funds were obtained) as a result of (i) any continuation, payment or prepayment of the Loan or any portion thereof on a day other than the last day of the Interest Period therefor (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (ii) any failure by the Company (for a reason other than the failure of the Lender to make the Loan when all conditions to making the Loan have been met by the Company in accordance with the terms hereof) to prepay, borrow, or continue the Loan on a date or in the amount notified by the Company. The certificate of the Lender as to its costs of funds, losses and expenses incurred shall be conclusive absent manifest error.

Business Day:	Any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York and any such day on which dealings in Australian Dollar deposits are conducted by and between banks in the Sydney, Australia, interbank market.

Closing Date:	January 26, 2011.

Default:	Any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Definitions

Event of Default:	Has the meaning set forth in Paragraph 6.

Guarantor:	Jacobs and each Person executing and delivering the Guaranty.

Guaranty Event of Default:	Any Loan Party failing to comply with any covenant or agreement in the Guaranty beyond any applicable grace periods (and, in that regard, all covenants or agreements set forth in the Guaranty as to which there is a grace or cure period applicable to an analogous covenant or agreement in the Incorporated Agreement shall be deemed to include a corresponding grace or cure period to the extent one exists in the Incorporated Agreement), including any covenant or agreement incorporated by reference therein pursuant to Section 11 thereof (it being understood and agreed that any notice requirement set forth in the Incorporated Agreement shall be met by the Lender giving the applicable notice to the Company hereunder).

Guaranty:	A guaranty substantially in the form of Exhibit 1 to this letter agreement.

Incorporated Agreement:	The Credit Agreement dated as of December 15, 2005 by and among Jacobs, certain subsidiaries as borrowers, Bank of America, N.A., as the Administrative Agent, U.S. Swing Line Lender and L/C Issuer, The Bank of Nova Scotia, as the Canadian Facility Agent and Canadian Swing Line Lender, and the lenders from time to time party thereto. All references to the Incorporated Agreement shall mean the Incorporated Agreement as in effect on the date hereof, without giving effect to any amendment, waiver, supplement or other modification thereto or thereof not consented to by the Lender in its capacity as a lender thereunder. If the Incorporated Agreement is terminated, amended and restated cancelled, discharged, refinanced or otherwise replaced, references to “Incorporated Agreement” herein shall mean the Incorporated Agreement as in effect immediately prior thereto, subject to the prior sentence.

Interest Period:

For the Loan or any portion thereof, (a) initially, the period commencing on the date the Loan is disbursed and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and, in each case, ending on the earlier of (x) the Maturity Date and (y) one, two or three months thereafter, as requested by the Company; provided that:

(i)     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(ii)    any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

Jacobs:	Jacobs Engineering Group Inc., a Delaware corporation.

Loan Documents:	This Agreement, the Guaranty, any certificate, and other instrument, document or agreement delivered in connection with this Agreement.

Loan Parties:	Collectively, Jacobs, the Company and each Guarantor.

Definitions

Material Adverse Effect:	(a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company or; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

Maturity Date:	April 30, 2012 or such earlier date on which the Commitment may terminate in accordance with the terms hereof.

Responsible Officer:	The chief financial officer, director or any assistant treasurer of, or any attorney duly appointed by, a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

Definitions

EXHIBIT 1

FORM OF GUARANTY

EXHIBIT 2

to be on company headed paper

Borrowing Request

From:	Jacobs Australia Pty Limited (“Company”)

To:	Bank of America, N.A., Australian Branch MLC Center Street Level 64 19 Martin Place Sydney 2000, Australia Att: Phil Katipunan Phone: 612 9931 4344 Fax: 612 9221 5781 Email: phil.katipunan@baml.com

Dated:	January 27, 2011

Dear Sirs

Jacobs Australia Pty Limited Senior Term Loan Facility dated as of January 26, 2011 (the “Facility Letter;” capitalized terms not defined herein have the meanings assigned to them in the Facility Letter)

1.	We refer to the Facility Letter. This is the Notice of Borrowing pursuant to paragraph 3(g) thereof.

2.	We wish to borrow the Loan on the following terms:

Proposed Borrowing Date:	[ ] (the Closing Date)

Amount:	[ ] not to exceed the Commitment

Interest Period:	[ ]

3.	The proceeds of this Loan should be credited to [account number].

4.	The Company hereby represents and warrants that:

a	each representation and warranty set forth in Paragraph 4 of the Facility Agreement shall be true and correct in all material respects on the above borrowing date; and

b.,	no Default shall have occurred and be continuing on such borrowing date.

Yours faithfully

Authorised signatory for JACOBS AUSTRALIA PTY LIMITED